EXHIBIT 1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information in this exhibit presents the financial performance of the RGHL Group, as if Reynolds Consumer Products had been a discontinued operation for each of the three years ended December 31, 2019, 2018 and 2017. This unaudited pro forma condensed consolidated information also reflects the presentation of the reduction in interest expense on borrowings that have been repaid with (i) proceeds from the sale of the RGHL Group's previous closures operations in North America, Costa Rica and Japan, (ii) proceeds associated with the distribution and IPO of Reynolds Consumer Products and (iii) cash on-hand. The unaudited pro forma condensed consolidated financial information also illustrates the changes to the RGHL Group’s statement of financial position, as if the distribution of Reynolds Consumer Products, the Reynolds Consumer IPO and the related application of proceeds and repayment in borrowings described above had all occurred as of December 31, 2019.

The unaudited pro forma condensed consolidated financial information reflects certain assumptions and adjustments that management believes are reasonable under the circumstances and given the information available at this time. The unaudited pro forma condensed consolidated financial information reflects adjustments that, in the opinion of management, are necessary to present fairly the unaudited pro forma condensed consolidated financial information for the years ended December 31, 2019, 2018 and 2017, and as of December 31, 2019.

The information related to Reynolds Consumer Products presented in this exhibit differs from the historical segment presentation in the RGHL Group’s consolidated financial statements. These differences include the change in classification of sales from Pactiv Foodservice to Reynolds Consumer Products from inter-segment to external and the presentation of certain corporate overhead and other costs. Certain costs previously reported by Reynolds Consumer Products in the RGHL Group segment presentation have been excluded from the presentation of discontinued operations as such costs will continue to be incurred by the RGHL Group following the distribution of Reynolds Consumer Products. Other RGHL Group costs, such as a portion of the previously unallocated related party management fee, have been allocated to discontinued operations as these costs will not be incurred by the RGHL Group following the distribution of Reynolds Consumer Products. The information presented in this exhibit does not reflect any income that the RGHL Group will earn in respect of services that are expected to be provided to Reynolds Consumer Products under the transition services arrangement.
The unaudited pro forma condensed consolidated financial information does not, and is not intended to, comply with the requirements of pro forma financial information prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated financial information has been provided for informational purposes only and does not purport to project the future financial position or operating results that the RGHL Group would have reported had the pro forma transactions been completed as of the dates set forth in this unaudited pro forma condensed consolidated financial information and is not necessarily indicative of the future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial information and actual amounts.

The information presented in the Reynolds Consumer Products and Change in Cash and Borrowings columns in the unaudited pro forma condensed consolidated financial information was derived from the RGHL Group’s accounting records for the years ended December 31, 2019, 2018 and 2017 and reflects pro forma adjustments which are described in the accompanying notes.

The unaudited pro forma condensed consolidated financial information, including the notes thereto, should be read in conjunction with the RGHL Group’s audited consolidated financial statements and notes thereto included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2019 which has been filed with the SEC.

Unaudited Pro Forma Summarized Financial Performance
For the Year Ended December 31, 2019

(In $ million)	As Reported (a)	Reynolds Consumer Products	Note	Change in Cash and Borrowings	Note	As Adjusted
External revenue	9,716	(2,439)	(b)	—		7,277

Gross profit	1,981	(872)	(c)	—		1,109

Profit from operating activities	823	(551)	(c)	—		272
Financial income	145	—		11	(d)	156
Financial expenses	(651)	3	(c)	207	(d)	(441)
Profit (loss) from continuing operations before income tax	317	(548)	(c)	218		(13)
Income tax (expense) benefit	(134)	132	(e)	—	(e)	(2)
Profit (loss) from continuing operations	183	(416)		218		(15)

Profit from operating activities	823	(551)	(c)	—		272
Depreciation and amortization	698	(106)	(c)	—		592
Earnings before interest, tax, depreciation and amortization (“EBITDA”) from continuing operations	1,521	(657)	(c)	—		864
Included in EBITDA:
Asset impairment charges, net of reversals	101	—		—		101
(Gain) loss on sale or disposal of businesses and non-current assets	30	—		—		30
Non-cash pension expense, net of settlement gain	58	—		—		58
Operational process engineering-related consultancy costs	29	(2)	(c)	—		27
Related party management fee	27	(10)	(c)	—		17
Restructuring costs, net of reversals	21	—		—		21
Strategic review costs	40	(36)	(c)	—		4
Unrealized (gain) loss on derivatives	(13)	9	(c)	—		(4)
Other	11	—		—		11
Adjusted EBITDA from continuing operations	1,825	(696)	(c)	—		1,129

See the accompanying notes to the unaudited pro forma summarized financial performance.

Unaudited Pro Forma Summarized Financial Performance
For the Year Ended December 31, 2018

(In $ million)	As Reported (a)	Reynolds Consumer Products	Note	Change in Cash and Borrowings	Note	As Adjusted
External revenue	10,059	(2,469)	(b)	—		7,590

Gross profit	1,973	(852)	(c)	—		1,121

Profit from operating activities	797	(560)	(c)	—		237
Financial income	41	—		—		41
Financial expenses	(865)	—		318	(d)	(547)
Profit (loss) from continuing operations before income tax	(27)	(560)	(c)	318		(269)
Income tax (expense) benefit	(2)	129	(e)	—	(e)	127
Profit (loss) from continuing operations	(29)	(431)		318		(142)

Profit from operating activities	797	(560)	(c)	—		237
Depreciation and amortization	615	(90)	(c)	—		525
Earnings before interest, tax, depreciation and amortization (“EBITDA”) from continuing operations	1,412	(650)	(c)	—		762
Included in EBITDA:
Asset impairment charges, net of reversals	240	—		—		240
(Gain) loss on sale or disposal of businesses and non-current assets	(8)	—		—		(8)
Non-cash pension expense	56	—		—		56
Operational process engineering-related consultancy costs	14	—		—		14
Related party management fee	27	(10)	(c)	—		17
Restructuring costs, net of reversals	14	—		—		14
Unrealized (gain) loss on derivatives	22	(14)	(c)	—		8
Other	(6)	5	(c)	—		(1)
Adjusted EBITDA from continuing operations	1,771	(669)	(c)	—		1,102

See the accompanying notes to the unaudited pro forma summarized financial performance.

Unaudited Pro Forma Summarized Financial Performance
For the Year Ended December 31, 2017

(In $ million)	As Reported (a)	Reynolds Consumer Products	Note	Change in Cash and Borrowings	Note	As Adjusted
External revenue	9,945	(2,315)	(b)	—		7,630

Gross profit	2,205	(856)	(c)	—		1,349

Profit from operating activities	1,176	(570)	(c)	—		606
Financial income	49	—		(13)	(d)	36
Financial expenses	(739)	—		215	(d)	(524)
Profit from continuing operations before income tax	486	(570)	(c)	202		118
Income tax (expense) benefit	(65)	63	(e)	—	(e)	(2)
Profit from continuing operations	421	(507)		202		116

Profit from operating activities	1,176	(570)	(c)	—		606
Depreciation and amortization	628	(93)	(c)	—		535
Earnings before interest, tax, depreciation and amortization (“EBITDA”) from continuing operations	1,804	(663)	(c)	—		1,141
Included in EBITDA:
Asset impairment charges, net of reversals	44	—		—		44
Non-cash pension expense, net of settlement gain	58	—		—		58
Operational process engineering-related consultancy costs	15	(3)	(c)	—		12
Related party management fee	29	(10)	(c)	—		19
Restructuring costs, net of reversals	21	(5)	(c)	—		16
Unrealized (gain) loss on derivatives	(1)	4	(c)	—		3
Other	11	—		—		11
Adjusted EBITDA from continuing operations	1,981	(677)	(c)	—		1,304

See the accompanying notes to the unaudited pro forma summarized financial performance.

Unaudited Pro Forma Condensed Consolidated Statement of Financial Position as of December 31, 2019

(In $ million)	As Reported (a)	Reynolds Consumer Products (f)	Change in Cash and Borrowings	Note	As Adjusted
Assets
Cash and cash equivalents	1,291	(31)	381	(g)	1,641
Trade and other receivables, net	993	(276)	—		717
Inventories	1,312	(418)	—		894
Current tax assets	9	(1)	—		8
Assets held for sale	11	—	—		11
Derivatives	6	—	—		6
Other assets	93	(10)	—		83
Total current assets	3,715	(736)	381		3,360
Related party and other non-current receivables	415	—	—		415
Investments in associates and joint ventures	24	—	—		24
Deferred tax assets	27	—	—		27
Property, plant and equipment	3,277	(569)	—		2,708
Intangible assets	8,561	(3,046)	—		5,515
Derivatives	151	—	—		151
Other assets	87	(9)	—		78
Total non-current assets	12,542	(3,624)	—		8,918
Total assets	16,257	(4,360)	381		12,278
Liabilities
Trade and other payables	975	(200)	(55)	(h)	720
Borrowings	3,587	—	(3,157)	(h)	430
Lease liabilities	81	(9)	—		72
Current tax liabilities	30	—	—		30
Derivatives	5	—	—		5
Employee benefits	187	(44)	—		143
Provisions	42	(3)	—		39
Total current liabilities	4,907	(256)	(3,212)		1,439
Non-current payables	36	—	—		36
Borrowings	7,053	—	(20)	(h)	7,033
Lease liabilities	295	(35)	—		260
Deferred tax liabilities	1,025	(326)	—		699
Employee benefits	895	(61)	—		834
Provisions	69	(9)	—		60
Total non-current liabilities	9,373	(431)	(20)		8,922
Total liabilities	14,280	(687)	(3,232)		10,361
Net assets	1,977	(3,673)	3,613		1,917
Equity
Equity attributable to equity holder of the Group	1,974	(3,673)	3,613		1,914
Non-controlling interests	3	—	—		3
Total equity	1,977	(3,673)	3,613		1,917

See the accompanying notes to the unaudited pro forma condensed consolidated statement of financial position.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(a)	“As Reported” represents amounts presented in the RGHL Group's consolidated financial statements as of and for the year ended December 31, 2019.

(b)
This pro forma adjustment reflects the net impact of (i) the elimination of the external revenues reported by Reynolds Consumer Products of $2,881 million, $2,980 million and $2,807 million for the three years ended December 31, 2019, 2018 and 2017, respectively, and (ii) the reinstatement of previously eliminated intersegment revenues of $442 million, $511 million and $492 million for the three years ended December 31, 2019, 2018 and 2017, respectively, for sales by other segments of the RGHL Group to Reynolds Consumer Products.

(c)
These pro forma adjustments reflect the elimination of the costs of Reynolds Consumer Products. These adjustments include certain costs incurred by the RGHL Group that are attributable to the revenue-producing activities of the discontinued operation and are not expected to continue being incurred by the RGHL Group after the distribution date, including transaction costs incurred by the RGHL Group in relation to the distribution of Reynolds Consumer Products. These adjustments do not reflect the allocation of any general corporate overhead costs to the Reynolds Consumer Products business. These amounts include a portion of the historical related party management fee attributable to the Reynolds Consumer Products business that will no longer be incurred by the RGHL Group.

(d)
This pro forma adjustment reflects the elimination of financial expenses, net, associated with the repayment of certain borrowings, as described below. Other in the tables below represents the amortization of transaction costs and embedded derivatives. For the years ended December 31, 2019 and 2017, the change in fair value of embedded derivatives is an adjustment to financial income.

The adjustment for the year ended December 31, 2019 comprises:

	Adjustment to financial expenses, net
(In $ million)	Interest expense	Change in fair value of embedded derivatives	Other	Total
6.875% Senior Secured Notes (i)	21	4	—	25
Securitization Facility (ii)	1	—	—	1
Credit Agreement (iii)	1	—	—	1
Floating Rate Senior Secured Notes and 5.125% Senior Secured Notes (iv)	—	—	—	—
5.750% Senior Secured Notes (v)	180	7	4	191
Adjustment to financial expenses, net				218

The adjustment for the year ended December 31, 2018 comprises:

	Adjustment to financial expenses, net
(In $ million)	Interest expense	Change in fair value of embedded derivatives	Other	Total
6.875% Senior Secured Notes (i)	24	20	—	44
Securitization Facility (ii)	1	—	—	1
Credit Agreement (iii)	1	—	—	1
Floating Rate Senior Secured Notes and 5.125% Senior Secured Notes (iv)	—	—	—	—
5.750% Senior Secured Notes (v)	180	88	4	272
Adjustment to financial expenses, net				318

The adjustment for the year ended December 31, 2017 comprises:

	Adjustment to financial expenses, net
(In $ million)	Interest expense	Change in fair value of embedded derivatives	Other	Total
6.875% Senior Secured Notes (i)	24	1	—	25
Securitization Facility (ii)	1	—	—	1
Credit Agreement (iii)	—	—	—	—
Floating Rate Senior Secured Notes and 5.125% Senior Secured Notes (iv)	—	—	—	—
5.750% Senior Secured Notes (v)	186	(14)	4	176
Adjustment to financial expenses, net				202

(i)	Represents the reduction in components of financial expenses, net associated with the repayment in November 2019 of the remaining $345 million of outstanding 6.875% Senior Secured Notes due 2021.

(ii)
Represents the reduction in components of financial expenses, net associated with the repayment in January 2020 of $23 million of the Securitization Facility, in connection with Reynolds Consumer Products exiting this facility.

(iii)	Represents the reduction in components of financial expenses, net associated with the repayment in January 2020 of $18 million of borrowings under the RGHL Group Credit Agreement.

(iv)
Represents the reduction in components of financial expenses, net associated with the repayment in January 2020 of $1 million of outstanding Floating Rate Senior Secured Notes due 2021 and $1 million of 5.125% Senior Secured Notes due 2023.

(v)
Represents the reduction in components of financial expenses, net associated with the repayment of the remaining $3,137 million of outstanding 5.750% Senior Secured Notes due 2020, comprising $18 million of principal repaid in January 2020 and $3,119 million of principal repaid in February 2020.

(e)
This adjustment represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using historical statutory tax rates and permanent differences attributable to Reynolds Consumer Products, in the relevant jurisdictions, for the periods presented. The estimated income tax effect for the year ended December 31, 2017 includes a tax benefit of $148 million in respect of the estimated benefit associated with remeasuring deferred taxes at December 31, 2017 as a result of the change in the U.S. Federal tax rate from 35% to 21%. The RGHL Group is subject to limitations on interest deductions, so no tax impact has been recognized in respect of the reduction in interest expense. The pro forma income tax effect adjustments do not consider the impact that the other pro forma adjustments would have on the computation of the interest deductibility limitation.

(f)
These adjustments, except for the adjustment to cash and cash equivalents, represent the removal of the individual assets and liabilities of Reynolds Consumer Products, as if the business had been distributed as of December 31, 2019. The adjustment to cash and cash equivalents represents the cash retained by Reynolds Consumer Products at the time of its distribution on February 4, 2020.

(g)    The adjustment to cash and cash equivalents comprises:

(In $ million)	Adjustment
Repayment of borrowings, comprising:
Credit Agreement repayment	(18)
Partial repayment of the 5.750% Senior Secured Notes due 2020	(18)
Partial repayment of the Floating Rate Senior Secured Notes due 2021	(1)
Partial repayment of the 5.125% Senior Secured Notes due 2023	(1)
Partial repayment of the Securitization Facility	(23)
Proceeds received from Reynolds Consumer Products, prior to distribution, by way of settlement of intercompany loan balances	3,616
Repayment of the remaining 5.750% Senior Secured Notes due 2020	(3,119)
Interest payments related to repayment of debt	(55)
Net adjustment to cash	381

(h)
The following table presents details of the RGHL Group's outstanding borrowings as of December 31, 2019, on a pro forma basis after giving effect to the adjustments as a result of the repayments described in (d) above.

(In $ million)	As Reported	Pro forma Adjustments	As Adjusted
Principal amount of borrowings:
Securitization Facility	420	(23)	397
Credit Agreement	3,487	(18)	3,469
Reynolds Notes:
Reynolds Senior Secured Notes:
5.750% Senior Secured Notes due 2020	3,137	(3,137)	—
Floating Rate Senior Secured Notes due 2021	750	(1)	749
5.125% Senior Secured Notes due 2023	1,600	(1)	1,599
Reynolds Senior Notes:
7.000% Senior Notes due 2024	800	—	800
Pactiv Notes:
7.950% Debentures due 2025	276	—	276
8.375% Debentures due 2027	200	—	200
Other borrowings	15	—	15
Total principal amount of borrowings	10,685	(3,180)	7,505
Transaction costs, embedded derivatives and original issue discounts, net of premiums	(30)	3	(27)
Finance leases classified as lease liabilities	(15)	—	(15)
Carrying value	10,640	(3,177)	7,463

The adjustment to borrowings comprises a $3,157 million reduction in current borrowings and a $20 million reduction in non-current borrowings.
The adjustment to trade and other payables represents the payment of accrued interest in connection with the repayment of certain borrowings described in (d) above.